Exhibit 1.1

DISTRIBUTION AGREEMENT

September 4, 2014

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, FL 33716

Attention: Chip Van Os

Ladies and Gentlemen:

Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), confirms its agreement with Raymond James & Associates, Inc., as agent (“you” or “Raymond James”), with respect to the issuance and sale from time to time by the Company, in the manner and subject to the terms and conditions described below, of up to an aggregate Gross Sales Price (as defined in Section 3(b) below) of up to $75,000,000 (the “Maximum Number of Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company. Such shares are hereinafter collectively referred to as the “Shares.” The Shares are described in the Prospectus referred to below.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-197345) (the “registration statement”), which became effective on July 23, 2014, for the registration of at least the Maximum Number of Shares, under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the “Act”), which sets forth the terms of the offering, sale, plan of distribution of the Shares and additional information concerning the Company and its business. Except where the context otherwise requires, “Registration Statement,” as used herein, means the registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to Raymond James, including (1) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein, (2) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the Act, to the extent such information is deemed, pursuant to Rule 430B or Rule 430C under the Act, to be part of the registration statement at the effective time, and (3) any registration statement filed to register the offer and sale of Shares pursuant to Rule 462(b) under the Act.

Except where the context otherwise requires, as used herein: “Basic Prospectus” means the prospectus filed as part of each Registration Statement, together with any amendments or supplements thereto as of the date of this Agreement; “Prospectus Supplement” means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date hereof (or such earlier time as may be required under the Act), in the form furnished by the Company to Raymond James in connection with the offering of the Shares; “Prospectus” means the Prospectus Supplement together with the Basic Prospectus attached to or used with the Prospectus Supplement; “Permitted Free Writing Prospectuses” means the documents listed on Exhibit C attached hereto and any other “issuer free writing prospectus” (as defined in Rule 433 of the Act) that relates to the Shares, and which the Company and Raymond James reasonably agree from time to time is a Permitted Free Writing Prospectus. Any reference herein to the registration statement, the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the documents incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”) on or after the initial effective date of the Registration Statement, or the date of such Basic Prospectus, the Prospectus Supplement, the Prospectus or such Permitted Free Writing Prospectus, as the case may be, and deemed to be incorporated therein by reference.

The Company and Raymond James agree as follows:

1. Issuance and Sale.

(a)	Upon the basis of the representations and warranties and subject to the terms and conditions set forth herein and provided that the Company provides Raymond James with any due diligence materials and information reasonably requested by Raymond James necessary for Raymond James to satisfy its due diligence obligations, on any Exchange Business Day(s) (as defined below) selected by the Company, (A) with respect to purchases by Raymond James as principal, the Company and Raymond James shall enter into an agreement in accordance with Section 3 hereof regarding the number of Shares to be purchased by Raymond James and the manner in which and the other terms upon which such sale is to occur (each such transaction being referred to as a “Principal Transaction”), and (B) with respect to sales by Raymond James as agent, the Company and Raymond James shall enter into an agreement in accordance with Section 3 hereof regarding the number of Shares to be placed by Raymond James and the manner in which and other terms upon which such placement is to occur (each such transaction being referred to as an “Agency Transaction”). References herein to a “Transaction” shall mean a Principal Transaction or an Agency Transaction, as the context may require. As used in this Agreement, (i) the “Term” shall be the period commencing on the date hereof and ending on the earliest of (x) September 4, 2015, (y) the date on which the Maximum Number of Shares have been issued and sold pursuant to this Agreement, and (z) the termination of this Agreement pursuant to Sections 9 or 10 below (the “Termination Date”), (ii) an “Exchange Business Day” means any day during the Term that is a trading day for the Exchange (as defined below) other than a day on which trading on the Exchange is scheduled to close prior to its regular weekday closing time, and (iii) “Exchange” means the New York Stock Exchange (“NYSE”).

(b)	Subject to the terms and conditions set forth below, the Company appoints Raymond James as agent in connection with the offer and sale of Shares in any Agency Transactions entered into hereunder. Raymond James will use commercially reasonable efforts to sell such Shares in accordance with the terms and conditions hereof and of the applicable Transaction Notice (as defined below). Neither the Company nor Raymond James shall have any obligation to enter into an Agency Transaction. The Company shall be obligated to issue and sell through Raymond James, and Raymond James shall be obligated to use commercially reasonable efforts, as provided herein and in the applicable Transaction Notice, to place Shares issued by the Company only if and when a Transaction Notice related to such an Agency Transaction has been delivered by Raymond James and accepted by the Company as provided in Section 3 below.

(c)	Except in the case of an Agency Transaction executed pursuant to Section 1(d) below, following acceptance of a Transaction Notice by the Company, Raymond James will communicate orally to Stephen C. Haynes, Chief Financial Officer of the Company, or Keith L. Head, Vice President and General Counsel of the Company, each offer to purchase Shares solicited by Raymond James in an Agency Transaction. Notwithstanding the foregoing, Raymond James shall have the right, in its sole discretion, reasonably exercised, to reject any offer to purchase Shares, as a whole or in part, by persons solicited by Raymond James and any such rejection shall not be deemed a breach of Raymond James’s agreement herein. The Company may accept or reject any proposed offer to purchase Shares, in whole or in part, and no such rejection shall be deemed a breach of the Company’s agreement herein.

(d)	The Company and Raymond James may agree that the Shares to be sold in an Agency Transaction shall be sold in a manner constituting an “at-the-market offering” as defined in Rule 415 under the Act. In such case, Raymond James will confirm in writing to the Company the number of Shares sold on any Exchange Business Day and the related Agency Transaction Gross Sales Price and Net Sales Price (as each of such terms is defined in Section 3(b) below) no later than the opening of trading on the immediately following Exchange Business Day.

(e)

Raymond James hereby covenants and agrees not to make any sales of the Shares on behalf of the Company, pursuant to this Agreement, other than (A) by means of ordinary brokers’ transactions between members of the Exchange that qualify for delivery of a Prospectus to the Exchange in accordance with Rule 153 under the Act and meets the definition of an “at-the-market” offering under Rule 415 under the Act (such transactions are hereinafter referred to as “At-the-Market Offerings”) and (B) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and Raymond James in writing. The Company acknowledges and agrees that in the event a sale of the Shares on behalf of the Company would constitute the sale of a “block” under Rule 10b-18(a)(5) under the Exchange Act or a “distribution” within the meaning of Rule 100 of Regulation M under the Exchange Act

(“Regulation M”) or Raymond James reasonably believes it may be deemed an “underwriter” under the Act in a transaction that is not an At-the-Market Offering, the Company will provide to Raymond James, at Raymond James’s request and upon reasonable advance notice to the Company, on or prior to any Closing Date (as defined in Section 3(e) below), the opinions of counsel, accountants’ letters and officers’ certificates referenced in Section 7 hereof, each dated the Closing Date, and such other documents and information as Raymond James shall reasonably request.

(f)	Raymond James shall make commercially reasonable efforts to assist the Company in obtaining performance by each purchaser whose offer to purchase Shares has been solicited by Raymond James and accepted by the Company. If the Company shall default on its obligation to deliver Shares to a purchaser whose offer it has accepted, the Company shall: (i) hold Raymond James harmless against any loss, claim or damage arising from or as a result of such default by the Company; and (ii) notwithstanding such default, pay to Raymond James any fee to which it would otherwise be entitled in connection with such sale.

2. Purchases as Principal.

(a)	Any purchase of Shares to be made by Raymond James in a Principal Transaction shall be expressly agreed on by the Company and Raymond James pursuant to a Transaction Notice.

(b)	For each Principal Transaction, the Company shall sell to Raymond James, and Raymond James agrees to purchase from the Company, the number of Shares determined in the manner and on the terms set forth below and evidenced in the applicable Transaction Notice. Raymond James intends to resell Shares purchased in a Principal Transaction in transactions constituting an “at-the-market offering” or in such other manner as may be provided in the Prospectus and agreed in the applicable Transaction Notice, and may engage in sales of Common Stock, on the Purchase Date (as defined below) for any Shares deliverable pursuant to a Transaction Notice.

(c)	Neither the Company nor Raymond James shall have any obligation to enter into a Principal Transaction. The Company shall be obligated to sell Shares to Raymond James, and Raymond James shall be obligated to purchase Shares from the Company only if and when a Transaction Notice related to a Principal Transaction has been agreed to and accepted by Raymond James and the Company as provided in Section 3 below, and upon the terms and subject to the conditions set forth herein and in the applicable Transaction Notice.

3. Transaction Notices.

(a)	The Company may, from time to time during the Term, propose to Raymond James that they enter into an Agency Transaction or Principal Transaction to be executed on one or more specified Exchange Business Days. If Raymond James agrees to the terms of such proposed Transaction or if the Company and Raymond James mutually agree to modified terms for such proposed Transaction, then Raymond James shall promptly send to the Company a notice, substantially in the form of Exhibit A hereto (each, a “Transaction Notice”), confirming the agreed terms of such proposed Transaction. If the Company wishes such proposed Transaction to become a binding agreement between it and Raymond James, the Company shall promptly indicate its acceptance thereof by countersigning and returning such Transaction Notice to Raymond James or by sending a written notice to Raymond James (by any means permissible under Section 12 below) indicating its acceptance. The terms reflected in a Transaction Notice shall become binding on Raymond James and the Company only if accepted by the Company no later than the times specified in Section 3(b) below. Each Transaction Notice shall specify, among other things:

(i) whether the Transaction is an Agency Transaction or a Principal Transaction;

(ii) the Exchange Business Day(s) on which the Shares subject to such Transaction are intended to be sold (each such date, a “Purchase Date”);

(iii) the number of Shares that the Company intends to sell (the “Specified Number of Shares”) on such Purchase Date(s);

(iv) in the case of a Principal Transaction, whether the Company shall grant to Raymond James the option referred to in Section 3(c) below to increase the number of Shares to be sold by the Company and purchased by Raymond James acting as principal on such Purchase Date; and

(v) in the case of a Principal Transaction, whether Raymond James shall have the option referred to in Section 3(c) below to increase the number of Shares to be sold by the Company and purchased by Raymond James acting as principal on such Purchase Date; and

(vi) the lowest price (if any) at which the Company shall be obligated to sell Shares in such Transaction (a “Floor Price”).

A Transaction Notice shall not set forth a Specified Number of Shares that, when added to the aggregate number of Shares previously purchased and to be purchased pursuant to pending Transaction Notices (if any) hereunder, results in a total that exceeds the Maximum Number of Shares. The Company shall have responsibility for maintaining records with respect to the aggregate dollar amount of Shares sold, or for otherwise monitoring the availability of Shares for sale under the Registration Statement as amended or supplemented from time to time. There shall be no more than one Transaction Notice and one related Transaction with respect to any Purchase Date. A Transaction Notice conforming to the foregoing requirements, once accepted by the Company, shall be irrevocable, and the Company shall be obligated to sell the Specified Number of Shares (subject to increase pursuant to Section 3(c) below) and Raymond James shall be obligated, subject to the terms of, and satisfaction of, the conditions set forth in this Agreement and such Transaction Notice, including, but not limited to, Section 1(f) above and Section 3(f) below, to (x) in Agency Transactions, use its commercially reasonable efforts to solicit offers for the Shares, and (y) in Principal Transactions, purchase such Shares in accordance with the terms and conditions of this Agreement and such Transaction Notice. Notwithstanding the foregoing, if the terms of any Agency Transaction or Principal Transaction contemplate that Shares shall be sold on more than one Purchase Date, then the Company and Raymond James shall mutually agree to such additional terms and conditions as they deem necessary in respect of such multiple Purchase Dates, and such additional terms and conditions shall be set forth in the relevant Transaction Notice and be binding to the same extent as any other terms contained therein.

(b)	If the Company’s Common Stock is an “actively-traded security” within the meaning of Rule 101(c)(1) of Regulation M, the Purchase Date in respect of the Shares deliverable pursuant to any Transaction Notice shall be the Exchange Business Day next following the date on which such Transaction Notice is accepted if such acceptance occurs by 4:30 p.m. (New York time) on such acceptance date; provided that if a Transaction Notice is accepted prior to 8:30 a.m. (New York time) on an Exchange Business Day (or by such later time as Raymond James may agree in its sole discretion), the Purchase Date in respect of such Shares shall be such date of acceptance. If the Company’s Common Stock is not an “actively-traded security” within the meaning of Rule 101(c)(1) of Regulation M, the Purchase Date in respect of the Shares deliverable pursuant to any Transaction Notice shall be the second Exchange Business Day next following the date on which such Transaction Notice is accepted if such acceptance occurs by 4:30 p.m. (New York time) on such acceptance date. For Principal Transactions, the price per Share to be paid by Raymond James to the Company for the purchase of any such Shares pursuant to this Agreement shall be based on the closing price of the Company’s Common Stock and shall be agreed between Raymond James and the Company and set out in the applicable Transaction Notice and set forth on such Transaction Notice as a net sales price, reflecting Raymond James’ commission (the “Net Sales Price”). For Agency Transactions, Raymond James’s commission shall be 2.5% of the actual sales price of the Shares (the “Agency Transaction Gross Sales Price”).

(c)	If specified in a Transaction Notice for a Principal Transaction, the Company may grant to Raymond James the option to elect, by notice to the Company delivered not later than 4:30 p.m. (New York time) on the relevant Purchase Date, to increase the number of Shares to be sold by the Company and purchased by Raymond James acting as principal on such Purchase Date, provided that such number of Shares to be sold by the Company, when added to the aggregate number of Shares previously purchased and to be purchased pursuant to pending Transaction Notices (if any) hereunder, shall not exceed the Maximum Number of Shares. The Specified Number of Shares to be sold by the Company on any Purchase Date, as it may be increased pursuant to this paragraph (c), is hereinafter referred to as the “Purchased Number of Shares” in respect of such Purchase Date.

(d)	If the Purchased Number of Shares for any Purchase Date exceeds 50% of the total number of shares of Common Stock traded on the Exchange during regular trading hours on the Purchase Date, Raymond James may, at its option, elect to reduce the Purchased Number of Shares to 50% of such total number of shares traded. If Raymond James has elected to purchase Shares pursuant to the option granted to it by the Company discussed in Section 3(c) above, any reduction in Shares required by this Section 3(d) shall be first made from such Shares.

(e)	Payment of the Net Sales Price for Shares sold by the Company on any Purchase Date pursuant to a Transaction Notice shall be made to the Company by federal funds wire transfer to the account set forth on Exhibit D hereto, against delivery of such Shares to: (x) the accounts specified in writing by Raymond James for sales made by Raymond James acting as agent, or (y) Raymond James through the facilities of the Depository Trust Company for purchase from the Company by Raymond James acting as principal. Such payment and delivery shall be made at or about 10:00 a.m., local time in New York, New York, on the third Exchange Business Day (or such other day as may, from time to time, become standard industry practice for settlement of such a securities issuance) following each Purchase Date (the “Closing Date”).

(f)	If, as provided in the related Transaction Notice, a Floor Price has been agreed to by the parties with respect to a Transaction, and Raymond James thereafter determines and notifies the Company that the Gross Sales Price for such Transaction would not be at least equal to such Floor Price, then the Company shall not be obligated to issue and sell to or through Raymond James, and Raymond James shall not be obligated to purchase or place, the Specified Number of Shares for such Transaction, except that Raymond James may, at its option, elect to have the Gross Sales Price for such Transaction equal such Floor Price in which case the parties shall be obligated to consummate such Transaction on that basis.

(g)	If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement and any Transaction Notice shall be suspended until that or another exemptive provision shall have been satisfied in the judgment of each party. Raymond James and the Company shall each calculate on a weekly basis the ADTV (as defined by Rule 100 of Regulation M) of the Common Stock.

4. Representations and Warranties of the Company. The Company represents and warrants to Raymond James that, on and as of (i) the date hereof, (ii) each date on which the Company accepts a Transaction Notice, (iii) each Purchase Date and (iv) each Closing Date (each such date listed in (i) through (iv), a “Representation Date”):

(a)

Registration Statement; Prospectus; and any Permitted Free Writing Prospectus. The Registration Statement complied when it became effective, complies as of the date hereof and, as amended or supplemented, at the time of purchase, each additional time of purchase, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, will comply, in all material respects, with the applicable requirements of the Act; the conditions to the use of Form S-3 in connection with the offering and sale of the Shares as contemplated hereby have been satisfied; the Registration Statement meets, and the offering and sale of the Shares as contemplated hereby complies with, the applicable requirements of Rule 415 under the Act (including, without limitation, and if relevant, Rule 415(a)(5)); the Registration Statement did not, as of the time of its effectiveness, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; the Prospectus complied or will comply, at the time it was or will be filed with the Commission, complies as of the date hereof (if filed with the Commission on or prior to the date hereof) and, at the time of purchase, each additional time of purchase, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, will comply, in all material respects, with the applicable requirements of the Act; at no time during the period that begins on the earlier of the date of such Basic Prospectus and the date such Basic Prospectus was filed with the Commission and ends at the time of purchase did or will any Basic Prospectus, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at no time during such period did or will any Basic Prospectus, as then amended or supplemented, together with any combination of one or more of the then issued Permitted Free Writing Prospectuses, if any, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each of the Prospectus Supplement and the Prospectus will comply, as of the date that it is filed with the Commission, the date of the Prospectus Supplement, the time of purchase, each additional time of purchase, if any, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares, in all material respects, with the applicable requirements of the Act (in the case of the Prospectus, including, without limitation, Section 10(a) of the Act); at no time during the period that begins on the earlier of the date of the Prospectus Supplement and the date the Prospectus Supplement is filed with the Commission and ends at the later of the time of purchase, the latest additional time of purchase, if any, and the end of the period during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares did or will any Prospectus Supplement or the Prospectus, as then amended or supplemented, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; at no time during the period that begins on the date of such Permitted Free Writing Prospectus and ends at the time of purchase did or will any Permitted Free Writing Prospectus include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any statement contained or omitted in the Registration Statement, the Prospectus, the Prospectus Supplement, or any Permitted Free Writing Prospectus in reliance upon and in conformity with information concerning Raymond James and furnished in writing by or on behalf of Raymond James expressly for use in the Registration Statement, the Basic Prospectus, the Prospectus, the Prospectus Supplement, or such Permitted Free Writing Prospectus; and each Incorporated Document, at the time such document was filed with the Commission or at the time such document became effective, as applicable, complied, in all material respects, with the applicable requirements of the Exchange Act and did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)

Proper Use of Prospectus and Any Permitted Free Writing Prospectus. Prior to the execution of this Agreement, the Company has not, directly or indirectly, offered or sold any Shares by means of any “prospectus” (within the meaning of the Act) or used any “prospectus” (within the meaning of the Act) in connection with the offer or sale of the Shares, in each case other than the Basic Prospectuses and the Permitted Free Writing Prospectuses, if any; the Company has not, directly or indirectly, prepared, used or referred to any Permitted Free Writing Prospectus except in compliance with Rules 164 and 433 under the Act; assuming that such Permitted Free Writing Prospectus is so sent or given after the Registration Statement was filed with the Commission (and after such Permitted Free Writing Prospectus was, if required pursuant to Rule 433(d) under the Act, filed with the Commission), the sending or giving, by Raymond James, of any Permitted Free Writing Prospectus will satisfy the provisions of Rule 164 or Rule 433 (without reliance on subsections (b), (c) and (d) of Rule 164); the conditions set forth in one or more of subclauses (i) through (iv), inclusive, of Rule 433(b)(1) under the Act are satisfied, and the registration statement relating to the offering of the Shares contemplated hereby, as initially filed with the Commission, includes a prospectus that, other than by reason of Rule 433 or Rule 431 under the Act, satisfies the requirements of Section 10 of the Act; neither the Company nor Raymond James is disqualified, by reason of subsection (f) or (g) of Rule 164 under the Act, from using, in connection with the offer and sale of the Shares, “free writing prospectuses” (as defined in Rule 405 under the Act) pursuant to Rules 164 and 433 under the Act; the Company is not an “ineligible issuer” (as defined in Rule 405 under the Act) as of the eligibility determination date for purposes of Rules 164 and 433 under the Act with respect to the offering of the Shares contemplated by the Registration Statement.

(c)	FINRA Matters. In accordance with Rule 5110(b)(7)(C)(i) of the Financial Industry Regulatory Authority (“FINRA”), the Shares have been registered with the Commission on Form S-3 under the Act pursuant to the standards for such Form S-3 in effect prior to October 21, 1992.

(d)	Incorporated Documents. The documents incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the applicable requirements of the Act or the Exchange Act, as applicable, and none of such documents, when they became effective or were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)	Independent Accountants. Each of UHY LLP and PricewaterhouseCoopers LLP, who has audited certain financial statements of the Company and its Subsidiaries and delivered its reports with respect to the audited financial statements included in the Prospectus, is an independent registered public accounting firm with respect to the Company within the meaning of the Act. For the purposes hereof, “Subsidiaries”, with respect to the Company, has the meaning set forth in Rule 405 under the Act, but excluding any inactive or immaterial subsidiaries and any subsidiaries in which the Company has less than a 50% ownership or control interest. The Subsidiaries as of the date of this Agreement are set forth on Schedule I. PGFA Perales, Pistone & Asociados es firma miembro de HLB International, who has audited certain financial statements of Petrodelta, S.A. and its subsidiaries and delivered its reports with respect to the audited financial statements included in the Prospectus, is an independent public accounting firm with respect to the Company.

(f)	Financial Information. The consolidated financial statements of the Company and the Subsidiaries and the schedules thereto included or incorporated in the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus present fairly in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods specified; such consolidated financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States (“GAAP”) and on a consistent basis during the periods involved and in accordance with Regulation S-X promulgated by the Commission; any financial statement schedules included or incorporated by reference in the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus fairly presents in all material respects the information required to be shown therein; no other financial statements or schedules are required by Form S-3 or otherwise to be included in the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus; any pro forma financial statements and other pro forma financial information included in the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines for pro forma financial statements, have been properly compiled on the pro forma bases set forth therein and, in the opinion of the Company, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to reflect the transaction or circumstances referred to therein; and all disclosures contained in the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) (and any amendments or supplements thereto) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Act, to the extent applicable.

(g)	No Material Adverse Effect. Since the respective dates as of which information is given in the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries, taken as a whole, whether or not arising in the ordinary course of business (other than as a result of changes in market conditions generally) (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries, taken as a whole, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(h)

Good Standing. Each of the Company and its Subsidiaries has been duly organized and is validly existing as an entity in good standing under the laws of its state of formation or organization and has the corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement; and each of the Company and its Subsidiaries is duly qualified as a foreign corporation or other organization to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect.

(i)	No Other Subsidiaries. Except for the Subsidiaries listed on Schedule I hereto (which Schedule may be modified or superseded by an officer’s certificate of the Company from time to time, as applicable), the Company has no other significant subsidiaries (as defined in Rule 1-02 of Regulation S-X under the Act). The stock, partnership or other equity interests of each Subsidiary listed on Schedule I has been duly authorized and validly issued and are fully paid and nonassessable. The Company owns the stock, partnership or other equity interests of each Subsidiary listed on Schedule I, directly or indirectly, free and clear of all Liens, except for such Liens as are not individually or in the aggregate, material to such ownership interest or as described in the Registration Statement or the Prospectus, as amended or supplemented from time to time. For the purposes hereof, “Liens” shall include all liens, encumbrances, security interests, charges or other claims.

(j)	Investment Company Status. None of the Company or its Subsidiaries is, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus, none of the Company or its Subsidiaries will be, an “investment company” or a company “controlled by” an “investment company,” each as defined in the Investment Company Act of 1940, as amended.

(k)	Capitalization. As of the date of this Agreement, the authorized and issued and outstanding capital stock of the Company is 80,000,000 and 42,093,735 shares of Common Stock, respectively. All issued and outstanding Common Stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable, and the Common Stock has been offered and sold or exchanged by the Company in compliance in all material respects with all applicable laws (including, without limitation, federal and state securities laws). None of the outstanding Common Stock was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(l)	Authorization and Description of Shares. The Shares have been duly authorized, and when issued and delivered by the Company pursuant to this Agreement and the Company’s organizational documents against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable. The Common Stock conforms in all material respects to all statements relating thereto contained in the Prospectus; and the issuance of the Shares is not subject to the preemptive or other similar rights of any securityholder of the Company.

(m)	Absence of Defaults and Conflicts. Neither the Company nor any Subsidiary is (i) in violation of its charter, by-laws or similar governing documents, or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which it is a party or by which it may be bound, or to which any of the property or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”) except, with respect to this clause (ii) for such violations or defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement and in the Registration Statement (including the issuance and sale of the Shares and the use of the proceeds from the sale of the Shares as described in the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, by-laws or similar governing documents of the Company or any Subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of its assets, properties or operations (except for such violations that would not result in a Material Adverse Effect). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company and its Subsidiaries.

(n)	Absence of Proceedings. Except as set forth in or contemplated in the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, which is required to be disclosed in the Prospectus (other than as disclosed therein), or which could reasonably be expected to result in a Material Adverse Effect, or which could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company and its Subsidiaries is a party or of which any of their property or assets is the subject that are not described in the Prospectus, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

(o)	Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits thereto by the Act which have not been so described and filed as required.

(p)	Possession of Intellectual Property; Company Name. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate licenses, copyrights, know-how (including trade secrets or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by the Company and its Subsidiaries, and the Company and its Subsidiaries have not received any notice or are not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interests of the Company or any of its Subsidiaries therein.

(q)	Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the Act, the Exchange Act, the rules of the NYSE, the rules of FINRA, the NASD Conduct Rules or state securities laws.

(r)	Absence of Manipulation. Neither the Company, any Subsidiary or director or executive officer of the Company has taken, nor will take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(s)	Possession of Licenses and Permits. Each of the Company and its Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to operate its properties and to conduct the business as contemplated in the Prospectus, except where the failure to possess such permits, licenses, approvals, consents and other authorizations, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to comply would not, singly or in the aggregate, have a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses the effect of which would have, or would reasonably be expected to have, a Material Adverse Effect.

(t)	Distribution of Offering Materials. The Company has not distributed any offering material to the public in connection with the offering and sale of the Shares other than the Registration Statement, the Statutory Prospectus and the Prospectus.

(u)	Accounting Controls and Disclosure Controls. Each of the Company and its Subsidiaries maintains systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and are sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Each of the Company and its Subsidiaries has developed and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 of the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate to allow timely decisions regarding required disclosure.

(v)	Authorization, Execution and Delivery. This Agreement has been duly authorized by all requisite action on the part of the Company and executed and delivered by the Company. Assuming due authorization, execution and delivery by Raymond James, this Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and except as rights to indemnification or contribution thereunder may be limited by federal or state laws.

(w)	Registration Rights. There are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Company under the Act, except for the holders of warrants exercisable for 686,761 shares of Common Stock, as described in the Registration Statement.

(x)	Reserve Engineers. Each of Ryder Scott Company, L.P. (“Ryder Scott”), whose report dated February 26, 2014 (the “Reserve Report”) is referenced in the Registration Statement and Prospectus, and Gaffney, Cline & Associates (“Gaffney Cline”), whose report is dated April 3, 2014 (the “Contingent Resources Report”), was as of the date of such report, and is, as of the date hereof, an independent reserve engineer with respect to the Company. No information has come to the attention of the Company or, to the knowledge of the Company, to Ryder Scott or Gaffney Cline that could reasonably be expected to cause Ryder Scott to withdraw its Reserve Report or Gaffney Cline to withdraw its Contingent Resources Report.

(y)	Information Underlying Reserve Report. The information underlying the estimates of the Company’s proved reserves that was supplied to Ryder Scott for the purposes of preparing the Reserve Report and estimates of the proved reserves of the Company disclosed in the Registration Statement and the Prospectus, including production, costs of operation and, to the knowledge of the Company, future operations and sales of production, was true and correct in all material respects on the dates such information was provided, and such information was supplied and was prepared in accordance with customary industry practices; and the estimates of such reserves and standardized measure thereof as described in the Registration Statement and the Prospectus and future net cash flow reflected in the Reserve Report referenced therein have been prepared in a manner that complies with the applicable requirements of the Act. Other than normal production of the reserves, product price fluctuations and fluctuations of demand for such products, and except as disclosed in the Registration Statement and the Prospectus, the Company is not aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of the future net cash flows therefrom as described in the Registration Statement and the Prospectus and as reflected in the Reserve Report.

(z)	Information Underlying Contingent Resources Report. The information underlying the estimates of the Company’s prospective and contingent resources that was supplied to Gaffney Cline for the purposes of preparing the Contingent Resources Report and estimates of the prospective and contingent resources of the Company contained in the Contingent Resources Report, including, but not limited to, production, costs of operation and, to the knowledge of the Company, future operations and sales of production, was true and correct in all material respects on the dates such information was provided, and such information was supplied and was prepared in accordance with customary industry practices; and the estimates of such prospective and contingent resources, the standardized measure thereof and future net cash flow as described in the Contingent Resources Report have been prepared in a manner that complies with the applicable requirements of the Society of Petroleum Engineers. Other than normal production of the prospective and contingent resources, product price fluctuations and fluctuations of demand for such products, and except as disclosed in the Contingent Resources Report, the Company is not aware of any facts or circumstances that would result in a materially adverse change in the Company’s prospective and contingent resources in the aggregate, or the aggregate present value of the future net cash flows therefrom as described in the Contingent Resources Report.

(aa)	NYSE Listing. The Shares have been duly authorized for listing, upon notice of issuance, on the NYSE, provided that any increase in Shares due to a share split, share dividend or similar event effected with respect to the Shares shall be approved for listing on the NYSE prior to the first Closing Date after such event, and the Company’s registration statement on Form 8-A under the Exchange Act has become effective.

(bb)	Payment of Taxes. All United States federal income tax returns of the Company and its Subsidiaries required by law to be filed have been filed or extensions thereof have been requested, and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments that are being contested in good faith and as to which adequate reserves have been provided. Each of the Company and its Subsidiaries has filed all other tax returns that are required to have been filed by it pursuant to applicable foreign, state, provincial, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and except for such taxes or assessments the nonpayment of which would not, individually or in the aggregate, have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect. All material taxes which the Company and its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority or agency or have been accrued, reserved against and entered on the books of the Company and its Subsidiaries.

(cc)	Insurance. Each of the Company and its Subsidiaries carries or is entitled to the benefits of insurance, with reputable insurers, that are prudent and customary in the businesses in which they are engaged, and all such insurance is in full force and effect. The Company has no reason to believe that it will not be able to (A) renew its existing insurance coverage as and when such policies expire or (B) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.

(dd)	No Labor Dispute. No labor problem or dispute with the employees of the Company or its Subsidiaries exists or, to the knowledge of the Company, is threatened, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of the Company’s or its Subsidiaries’ principal suppliers, contractors or customers, in either case that would have, or would reasonably be expected to have, a Material Adverse Effect, except as set forth in or contemplated in the Prospectus.

(ee)	Title to Properties. Each of the Company and its Subsidiaries has good and defensible title to all real property and good title to all personal property described in the Prospectus as owned by it, free and clear of all Liens except (i) as described, and subject to limitations, contained in the Prospectus or (ii) as do not materially interfere with the use of such properties taken as a whole as they are being used as described in the Prospectus and are proposed to be used in the future; with respect to any real property and buildings held under lease by the Company and its Subsidiaries, such real property and buildings are held under valid and subsisting and, with respect to the Company and its Subsidiaries, enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Company and its Subsidiaries taken as a whole as they are being used as described in the Prospectus and are proposed to be used in the future; provided, however, that with respect to such leases, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy.

(ff)	Rights-of-Way. Except as described in or contemplated by the Prospectus, each of the Company and its Subsidiaries has such easements or rights-of-way from each person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described in the Prospectus, except for (i) qualifications, reservations and encumbrances that would not have, individually or in the aggregate, a Material Adverse Effect and (ii) such rights-of-way that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect; other than as set forth, and subject to the limitations contained in the Prospectus, each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such rights-of-way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, except as described in the Prospectus, none of such rights-of-way contains any restriction that is materially burdensome to the Company and its Subsidiaries, taken as a whole.

(gg)

Environmental Laws. Except as described in or contemplated by the Prospectus, the Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the prevention of pollution or protection of the environment or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental

Laws”), (ii) have received or will hold at the required time all permits required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted, (iii) are in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with the release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

(hh)	Certain Relationships and Related Transactions. No relationship, direct or indirect, exists between or among any of the Company or its Subsidiaries, on the one hand, and the directors, officers, stockholders, affiliates, customers or suppliers of any of the Company or its Subsidiaries, on the other hand, that is required to be described in the Prospectus but is not so described.

(ii)	ERISA. (A) The Company and its Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); (B) no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or its Subsidiaries would have any material liability, excluding any reportable event for which a waiver could apply; (C) none of the Company or its Subsidiaries expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended (the “Code”); and (D) each “pension plan” that is subject to Title IV of ERISA, if any, for which the Company or its Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification.

(jj)	Sarbanes-Oxley Act of 2002. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 (including Section 402 thereof related to loans), the rules and regulations promulgated in connection therewith and the rules of the NYSE that are effective and applicable to the Company.

(kk)	Political Contributions. None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any officer, trustee or director purporting to act on behalf of any of the Company or its Subsidiaries, has at any time, in violation of applicable law: (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions; (ii) made any payment of funds to, or received or retained any funds from, any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties; or (iii) engaged in any transactions, maintained any bank accounts or used any corporate funds except for transactions, bank accounts and funds, which have been and are reflected in the normally maintained books and records of the Company or its Subsidiaries.

(ll)	Foreign Corrupt Practices Act. None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company has instituted and maintains policies and procedures applicable to it and all of its Subsidiaries that are reasonably designed to ensure continued compliance with the FCPA.

(mm)	Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with, in each case to the extent applicable, the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all jurisdictions in which the Company or its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Company and its Subsidiaries (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Company or its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(nn)	Office of Foreign Assets Control. Except as has been disclosed in the Company’s Exchange Act filings, none of the Company or its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or its Subsidiaries is currently subject to any U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of any Transaction hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(oo)	Broker’s Fees. Other than this Agreement, there are no contracts, agreements or understandings between any of the Company or its Subsidiaries and any person that would give rise to a valid claim against any of the Company or its Subsidiaries or Raymond James for a brokerage commission, finder’s fee or other like payment with respect to the consummation of the transactions contemplated by this Agreement.

(pp)	Lending Relationship. Except as disclosed in the Prospectus, none of the Company or its Subsidiaries (i) have any material lending or, to the knowledge of the Company, other material relationship with any bank or lending entity identified to the Company as an affiliate of Raymond James or (ii) intend to use any of the proceeds of any Transaction hereunder to repay any outstanding debt owed to any such affiliate of Raymond James.

(qq)	Statistical and Market-Related Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement or the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(rr)	Petrodelta. The Company hereby represents and warrants as to Petrodelta, S.A. (“Petrodelta”) as follows:

(i)	Petrodelta was formed in accordance with the Conversion Agreement dated September 11, 2007 between Corporacion Venezolana del Petroleo, S.A., Harvest Vinccler, S.C.A., and HNR Finance B.V. (“HNR Finance”) and the Charter and By-laws of Petrodelta, S.A., a true and correct copy of which has been provided to Raymond James;

(ii)	As of the date of this Agreement, HNR Finance owns a 40% percent equity interest, consisting of 600,000 Class B shares, of Petrodelta. The Company indirectly owns a 20.4% percent equity interest in HNR Finance;

(iii)	To the knowledge of the Company, the following representations and warranties set forth above are true and correct in reference to Petrodelta as though it were a “Subsidiary” as used therein: (d) (Financial Statements), provided that any reference to GAAP shall be deemed, with respect to Petrodelta, to be a reference to the International Financial Reporting Standards.

Any certificate signed by any officer of the Company or any Subsidiary delivered to Raymond James or to counsel for Raymond James pursuant to or in connection with this Agreement shall be deemed a representation and warranty by the Company to Raymond James as to the matters covered thereby.

5. Certain Covenants of the Company. The Company hereby agrees with Raymond James:

(a)	Before preparing, using, authorizing, approving, referring to or filing any Permitted Free Writing Prospectus and before amending or supplementing the Registration Statement, the Basic Prospectus or the Prospectus (in each case other than due to the filing of an Incorporated Document), or during any period of time in which a Prospectus relating to the Shares is required to be delivered under the Act, to furnish to Raymond James a copy of each such proposed Permitted Free Writing Prospectus, amendment or supplement within a reasonable period of time before filing any such Permitted Free Writing Prospectus, amendment or supplement with the Commission and the Company will not prepare, use, authorize, approve, refer to or file any such Permitted Free Writing Prospectus or file any such proposed amendment or supplement to which Raymond James reasonably objects.

(b)	To make no post-effective amendment or supplement to the Registration Statement, the Basic Prospectus or the Prospectus which shall have been disapproved by Raymond James by notice in writing to the Company after notice thereof and reasonable opportunity to review and comment thereon.

(c)	To prepare a Prospectus Supplement, with respect to any Shares sold by the Company pursuant to this Agreement in a form previously approved by Raymond James and to file a Prospectus Supplement pursuant to, and within the time periods required by, Rule 424(b) and Rules 430B or 430C under the Act and to file any Permitted Free Writing Prospectus to the extent required by Rule 433 under the Act and to provide copies of the Prospectus and a Prospectus Supplement and each Permitted Free Writing Prospectus (to the extent not previously delivered or filed and available on EDGAR) to Raymond James via e-mail in “.pdf” format on such filing date the an e-mail account designated by Raymond James in Section 12 hereof and, at Raymond James’s request, to also furnish copies of the Prospectus and such Prospectus Supplement to each exchange or market on which sales were effected as may be required by the rules or regulations of such exchange or market.

(d)

To file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with the offering or sale of the Shares. During such same period, the Company shall advise Raymond James, promptly after the Company receives notice thereof: (i) of the time when any amendment to the Registration Statement has been filed or has become effective or any supplement to the Prospectus or any Permitted Free Writing Prospectus or any amended Prospectus has been filed with the Commission; (ii) the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Shares or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Act; (iii) the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose; and (iv) of any request by the Commission for the amendment of the Registration Statement or the amendment or supplementation of the Prospectus or for additional information. Further, before entering into any Transaction Notice (or promptly if a Transaction Notice has been accepted and the corresponding Closing Date has not passed), the Company shall advise Raymond James, promptly after the Company receives notice thereof, of the occurrence of any event as a result of which the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Basic Prospectus, the Prospectus or any such Permitted Free Writing Prospectus is delivered to a purchaser, not misleading.

(e)	In the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification referred to above, to use promptly its commercially reasonable efforts to obtain its withdrawal.

(f)	To furnish such information as may reasonably be required and otherwise to cooperate in qualifying the Shares for offering and sale under the securities or blue sky laws of such states as Raymond James may reasonably designate and to maintain such qualifications in effect so long as required for the distribution of the Shares; provided that the Company shall not be required to qualify as a foreign corporation, become a dealer of securities, or become subject to taxation in, or to consent to the service of process under the laws of, any such state (except service of process with respect to the offering and sale of the Shares); and to promptly advise Raymond James of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose.

(g)	From time to time to furnish to Raymond James with as many copies of the Prospectus and the Prospectus Supplement (or of the Prospectus or Prospectus Supplement as amended or supplemented if the Company shall have made any amendments or supplements thereto and documents incorporated by reference therein after the effective date of the Registration Statement) and each Permitted Free Writing Prospectus as Raymond James may reasonably request for so long as the delivery of a prospectus is required (whether physically or through compliance with Rule 172 under the Act or any similar rule); and for so long as this Agreement is in effect, the Company will prepare and file promptly, subject to Section 5(a) above, such amendment or amendments to the Registration Statement, the Basic Prospectus, the Prospectus, the Prospectus Supplement or any Permitted Free Writing Prospectus as may be necessary to comply with the requirements of Section 10(a)(3) of the Act.

(h)	To make available to Raymond James, which obligation may be satisfied by EDGAR filings or Company’s website postings, during the term of this Agreement and for a period of two years thereafter (i) copies of any reports or other communications which the Company shall send to its stockholders or shall from time to time publish or publicly disseminate and (ii) copies of all annual, quarterly and current reports filed with the Commission on Forms 10-K, 10-Q and 8-K, or such other similar form as may be designated by the Commission, and to furnish to Raymond James from time to time during the term of this Agreement such other information as Raymond James may reasonably request regarding the Company or the Subsidiaries, in each case as soon as such reports, communications, documents or information becomes available or promptly upon the request of Raymond James, as applicable.

(i)	If during the term of this Agreement: (i) any event shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing at the time the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Company will, before entering into any Transaction Notice (or promptly if a Transaction Notice has been accepted and the corresponding Closing Date has not passed), notify Raymond James of the existence thereof, but shall not be required to notify Raymond James of the substance thereof. If the Company is required to provide notice pursuant to the preceding sentence, before accepting any new Transaction Notice, the Company shall forthwith prepare and, subject to Section 5(a) above, file with the Commission and furnish to Raymond James such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law. If during the term of this Agreement: (i) any event shall occur or condition shall exist as a result of which any Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances, not misleading or (ii) it is necessary to amend or supplement such Free Writing Prospectus to comply with law, the Company will, before entering into any Transaction Notice (or promptly if a Transaction Notice has been accepted and the corresponding Closing Date has not passed), notify Raymond James of the existence thereof, but shall not be required to notify Raymond James of the substance thereof. If the Company is required to provide notice pursuant to the preceding sentence, before accepting any new Transaction Notice, the Company forthwith prepare and, subject to Section 5(a) above, file with the Commission (to the extent required) and furnish to Raymond James such amendments or supplements to such Permitted Free Writing Prospectus as may be necessary so that the statements in such Permitted Free Writing Prospectus as so amended or supplemented will not, in the light of the circumstances, be misleading or so that such Permitted Free Writing Prospectus will comply with law.

(j)	To generally make available to its security holders as soon as practicable an earnings statement in form complying with the provisions of Section 11(a) under the Act and Rule 158 under the Act. Raymond James and the Company acknowledge and agree that the Company’s ordinary, timely-filed periodic filings with the Commission pursuant to the Exchange Act may be used to satisfy this obligation to the extent consistent with the requirements set forth herein.

(k)	To furnish to Raymond James two copies of the signed Registration Statement in “.pdf” format, as initially filed with the Commission, and of all amendments thereto, including all exhibits thereto and all documents incorporated by reference therein.

(l)	To apply the net proceeds from the sale of the Shares in the manner described in the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus under the caption “Use of Proceeds.”

(m)	To not, and to cause its Subsidiaries not to, take, directly or indirectly, any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(n)

Except as otherwise agreed between the Company and Raymond James, to pay all costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, the Basic Prospectus, the Prospectus, any Permitted Free Writing Prospectus, each Preliminary Prospectus, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to Raymond James and to dealers (including costs of mailing and shipment), (ii) the registration, issue and delivery of the Shares, (iii) the producing, word processing and/or printing of this Agreement, any powers of attorney and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to Raymond James (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and sale under state laws and the determination of their eligibility for investment under state law as aforesaid (including the reasonable legal fees and filing fees and other disbursements of counsel for Raymond James in connection therewith) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to Raymond James, (v) the listing of the Shares on the Exchange and any registration thereof under the Exchange Act, (vi) any filing for review of the public offering of the Shares by FINRA, (vii) the fees and disbursements of counsel to the Company and the fees and disbursements of counsel to Raymond James (in an amount not to exceed $110,000 through the date of this Agreement and $7,500 for each quarterly reporting period for the Company thereafter) in connection with the negotiation and completion of this Agreement (which shall include all matters required to be completed as conditions precedent to the parties agreeing to and executing the initial Transaction hereunder) and (viii) the performance of the Company’s other obligations hereunder; provided that Raymond James shall be responsible for any transfer taxes on resale of Shares by it, any costs and expenses associated with the sale and marketing of the Shares, and legal costs of Raymond James other than as specifically provided above.

(o)	With respect to the offering(s) contemplated hereby, that the Company will not offer shares of its Common Stock or any other securities convertible into or exchangeable or exercisable for shares of Common Stock in a manner in violation of the Act or other applicable securities laws; the Company will not distribute any offering material in connection with the offer and sale of the Shares, other than the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus (and any amendments or supplements thereto), and other materials permitted by the Act or the rules and regulations promulgated thereunder.

(p)	During the Purchase Date for the related Transaction, the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of its Common Stock or any securities convertible into or exercisable or exchangeable for such shares or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares or such other securities, in cash or otherwise, without the prior written consent of Raymond James, other than the Shares to be sold hereunder and any shares of Common Stock of the Company issued upon the exercise of options granted under existing employee stock-based compensation plans.

(q)	The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Permitted Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Act.

(r)	To use its best efforts to cause the Shares to be listed on the Exchange.

(s)	That it consents to Raymond James trading in the Common Stock for Raymond James’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement.

(t)

To disclose in its Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, on or prior to the date on which the Company is required to file each such report with the Commission under the Exchange Act (each such date, a “Periodic Report Date”), with respect to the applicable quarter, the number of the Shares sold through Raymond James as agent pursuant to this Agreement in At-the-Market Offerings, the net proceeds to the Company from the sale of the Shares and the compensation paid by the Company with respect to such sales of the Shares pursuant to this Agreement. Any obligation of Raymond James to use its commercially reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Sections 5 and 7 of this Agreement.

(u)	To use its commercially reasonable best efforts to satisfy, or cause to be satisfied, the conditions set forth below in Section 6 on or in respect of each Closing Date hereunder.

(v)	To advise Raymond James promptly after it shall have received notice or obtain knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter or other document provided to Raymond James pursuant to this Agreement.

6. Execution of Agreement. Raymond James’s obligation to execute this Agreement shall be subject to the satisfaction of the following conditions in connection with and on the intended date of the execution of this Agreement:

(a) the Company shall have delivered to Raymond James:

(i) an officers’ certificate signed by two of its executive officers certifying as to the matters set forth in Exhibit B hereto;

(ii) [reserved];

(iii) a “comfort” letter of each UHY LLP and PricewaterhouseCoopers LLP, dated the date of this Agreement and addressed to Raymond James, in a form reasonably satisfactory to Raymond James and its counsel;

(iv) a reserve engineer letter from each of Ryder Scott and Gaffney Cline, dated the date of this Agreement and addressed to Raymond James, in a form reasonably satisfactory to Raymond James and its counsel;

(v) evidence reasonably satisfactory to Raymond James and its counsel that the Registration Statement remains effective;

(vi) evidence reasonably satisfactory to Raymond James and its counsel that the Shares have been approved for listing on the Exchange, subject only to notice of issuance at or before the time of purchase on the relevant Purchase Date;

(vii) resolutions duly adopted by the Company’s board of directors, and certified by an officer of the Company, the Registration Statement, authorizing the Company’s execution of this Agreement, and the consummation by the Company of the transactions contemplated hereby, including the issuance of the Shares and such other matters as are customary for the transaction contemplated herein; and

(viii) such other documents as Raymond James shall reasonably request; and

(b)	Raymond James shall have received from Morrison & Foerster LLP: (i) a favorable opinion; and (ii) a letter with respect to Rule 10b-5 of the Exchange Act, in a form reasonably satisfactory to Raymond James.

7. Additional Covenants of the Company. The Company further covenants and agrees with Raymond James as follows:

(a)	Each acceptance of a Transaction Notice by the Company shall be deemed to be an affirmation that the representations and warranties of the Company herein contained and contained in any certificate delivered to Raymond James pursuant hereto are true and correct at the time of such acceptance, and an undertaking that such representations and warranties will be true and correct on any Closing Date (subject only to Section 5(i) above), and at the time of delivery to Raymond James of Shares pursuant to the Transaction Notice, as though made at and as of each such time (it being understood that such representations and warranties shall relate to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of such Transaction Notice); on each date during any period of time in which either a Transaction Notice is in effect or a Prospectus relating to the Shares is required to be delivered under the Act, the Company shall be deemed to affirm that the representations and warranties of the Company herein contained and contained in any certificate delivered to Raymond James pursuant hereto are true and correct as though made at and as of each such time (it being understood that such representations and warranties shall related to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented at and as of such time).

(b)

(i) Each time that the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall be amended or supplemented (other than (1) by an amendment or supplement providing solely for the determination of the terms of the Shares or (2) by a prospectus supplement relating to the offering of other securities (including, without limitation, other shares of Common Stock) or (3) by the filing of any Incorporated Document with the Commission), (ii) on each Periodic Report Date and (iii) upon reasonable request by Raymond James, before accepting a Transaction Notice, the Company shall furnish or cause to be furnished to Raymond James forthwith a certificate, dated the date of effectiveness of such amendment or supplement or the Periodic Report Date, as applicable, in form satisfactory to Raymond James, certifying as to the matters set forth in Exhibit B hereto at the time of the filing or effectiveness of such amendment or supplement, as applicable, as though made at and as of such time (except that such statements shall be deemed to relate to the

Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in Section 6(a)(i) above, modified as necessary to relate to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of delivery of such certificate.

(c)	Contemporaneously with the filing of the Prospectus Supplement with the Commission, the Company shall deliver to Raymond James an opinion and negative assurance letter of Fulbright & Jaworski LLP, counsel for the Company, addressed to Raymond James and dated the date of the Prospectus Supplement, in a form reasonably satisfactory to Raymond James and its counsel. Further, (i) each time that the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall be amended or supplemented (other than (1) by an amendment or supplement providing solely for the determination of the terms of the Shares or (2) by a prospectus supplement relating to the offering of other securities (including, without limitation, other shares of Common Stock) or (3) by the filing of any Incorporated Document with the Commission), (ii) on each Periodic Report Date and (iii) upon reasonable request by Raymond James, before accepting a Transaction Notice, the Company shall furnish or cause to be furnished forthwith to Raymond James and to counsel for Raymond James the written opinion of Fulbright & Jaworski LLP, or other counsel satisfactory to Raymond James, which may include the General Counsel or Assistant General Counsel of the Company, dated the date of effectiveness of such amendment or supplement or the Periodic Report Date, as applicable, in form and substance satisfactory to Raymond James, of the same tenor as the opinion referred to above in this Section 7(c), but modified as necessary to relate to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of delivery of such opinion or, in lieu of such opinion, counsel last furnishing such opinion to Raymond James shall furnish Raymond James with a letter substantially to the effect that Raymond James may rely on such last opinion to the same extent as though it was dated the date of such letter authorizing reliance (except that statements in such last opinion shall be deemed to relate to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the time of delivery of such letter authorizing reliance).

(d)	Each time that the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall be amended or supplemented to include additional financial information (including by the filing of any Incorporated Document), before accepting a Transaction Notice, the Company shall cause each UHY LLP and PricewaterhouseCoopers LLP promptly to furnish to Raymond James a letter, dated the date of filing with the Commission or the date of effectiveness of such amendment or supplement, as applicable, of the same tenor as the letter referred to in Section 6(a)(iii) hereof, but modified to relate to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus as amended and supplemented to the date of such letter.

(e)	(i) No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose pursuant to Section 8A under the Act shall be pending before or threatened by the Commission; the Prospectus and each Permitted Free Writing Prospectus shall have been timely filed with the Commission under the Act (in the case of any Permitted Free Writing Prospectus, to the extent required by Rule 433 under the Act) and in accordance with Section 5(c) above; and all requests by the Commission for additional information shall have been complied with to the satisfaction of Raymond James and no suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes, will have occurred and be in effect at the time the Company accepts a Transaction Notice; and (ii) the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, as amended or supplemented from time to time, shall not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time the Company accepts a Transaction Notice.

8. Conditions of Raymond James’s Obligation to Purchase Shares. Raymond James’s obligation to, as the case may be, solicit purchases on an agency basis for, or purchase, the Shares pursuant to a Transaction Notice that has been accepted by the Company shall be subject to the satisfaction of the following conditions at the time of acceptance of the Transaction Notice, the time of the commencement of trading on the Exchange on the Purchase Date and at the time of closing on the Closing Date:

(a)	The representations and warranties on the part of the Company contained in this Agreement or contained in any certificate of an officer or officers of the Company delivered pursuant to the provisions hereof shall be true and correct in all respects; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the date of this Agreement, and on and as of the Closing Date as if made on the Closing Date.

(b)	The Company shall have performed and observed its covenants and other obligations hereunder in all material respects.

(c)	From the date of delivery of the Transaction Notice until the Closing Date, trading in the Common Stock on the Exchange shall not have been suspended.

(d)	From the date of this Agreement, no event or condition of a type described in Section 4(g) above shall have occurred or shall exist, which event or condition is not described in any Permitted Free Writing Prospectus (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) and the effect of which in the judgment of Raymond James makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares on the Closing Date on the terms and in the manner contemplated by this Agreement, any Permitted Free Writing Prospectus and the Prospectus.

(e)	Subsequent to the execution and delivery of this Agreement: (i) no downgrading shall have occurred in the rating accorded any securities of or guaranteed by the Company or any of its Subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Act; and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any securities of or guaranteed by the Company or any of its Subsidiaries (other than an announcement with positive implications of a possible upgrading).

(f)	The Shares to be issued pursuant to the Transaction Notice shall have been approved for listing on the Exchange, subject only to notice of issuance.

(g)	No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Shares.

(h)	Raymond James shall have received on and as of the date hereof, and upon the reasonable request of Raymond James in connection with a Principal Transaction, satisfactory evidence of the good standing of the Company and its Subsidiaries organized in the United States in their respective jurisdictions of organization, and the Company’s good standing as a foreign entity in such other jurisdictions as Raymond James may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate Governmental Authorities of such jurisdictions.

(i)	The Company shall have furnished evidence reasonably satisfactory to Raymond James and its counsel that the Registration Statement remains effective.

(j)	No amendment or supplement to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus shall have been filed to which Raymond James shall have objected in writing.

(k)	On or prior to the Closing Date, the Company shall have furnished to Raymond James such further certificates and documents as Raymond James may reasonably request.

9. Termination by Raymond James. This Agreement and the obligations of Raymond James hereunder may be terminated, in the sole and absolute discretion of Raymond James, if at any time: (i) any of the conditions specified in Section 8 above shall not have been fulfilled when and as required by this Agreement to be fulfilled; or (ii) there has been since the respective dates as of which information is given in the Registration Statement, any material adverse change, or any development that is reasonably expected to cause a material adverse change, in or affecting the assets, operations, business or condition (financial or otherwise) of the Company, whether or not arising in the ordinary course of business; or (iii) there has since the date hereof occurred an outbreak or escalation of hostilities, any change in the financial markets or any other national or international calamity or crisis the effect of which, in the judgment of Raymond James, is material and adverse and makes it impracticable or inadvisable to market or deliver the Shares or enforce contracts for the sale of the Shares; or (iv) trading in any securities of the Company has been suspended by the Commission or by the Exchange or if trading generally on the Exchange has been suspended (including automatic halt in trading pursuant to market-decline triggers other than those in which solely program trading is temporarily halted), or limitations on prices for trading (other than limitations on hours or numbers of days of trading) have been fixed, or maximum ranges for prices for securities have been required, by such Exchange or FINRA or by order of the Commission or any other governmental authority; or (v) any federal or state statute, regulation, rule or order of any court or other governmental authority has been enacted, published, decreed or otherwise promulgated which in the reasonable opinion of Raymond James has, or will have, a Material Adverse Effect; or (vi) any action has been taken by any federal, state or local government or agency in respect of its monetary or fiscal affairs which in the reasonable opinion of Raymond James has a material and adverse effect on the securities markets in the United States; or (vii) a general moratorium on commercial banking activities has been declared by federal or New York authorities.

If Raymond James elects to terminate this Agreement as provided in this Section 9, Raymond James shall promptly notify the Company of such termination by telephone, promptly confirmed by facsimile or email stating in reasonable detail the basis therefore. If a Transaction Notice is pending at the time of termination, Raymond James may declare such Transaction Notice void or may require the Company to complete the sale of Shares as specified in the Transaction Notice, at Raymond James’s sole discretion (to the extent doing so is permitted under applicable law and regulation).

If the solicitation of purchases on an agency basis or purchase by Raymond James as principal of the Shares, as contemplated by this Agreement, is not carried out by Raymond James for any reason permitted under this Agreement or if such sale is not carried out because the Company shall be unable to comply in all material respects with any of the terms of this Agreement, the Company shall not be under any obligation or liability under this Agreement (except to the extent provided in Sections 5(m) and 11 above) and Raymond James shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 11 above) or to one another hereunder.

Raymond James may terminate this Agreement for any reason upon giving 30 days’ prior notice to the Company. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 5(n) and 11 hereof shall remain in full force and effect notwithstanding such termination.

10. Termination by Company. The Company may terminate this Agreement for any reason upon giving 30 days’ prior notice to Raymond James. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 5(n) and 11 hereof shall remain in full force and effect notwithstanding such termination.

11. Indemnity and Contribution.

(a)	The Company agrees to indemnify and hold harmless Raymond James, its affiliates, directors and officers and each person, if any, who controls Raymond James within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, as amended or supplemented from time to time, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, (ii) or any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Permitted Free Writing Prospectus (or any amendment or supplement thereto), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to Raymond James furnished to the Company in writing by Raymond James expressly for use therein, it being understood and agreed that the only such information furnished by Raymond James consists of the information described as such in Section 11(b) below.

(b)	Raymond James agrees to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement, as amended or supplemented from time to time, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to Raymond James furnished to the Company in writing by Raymond James expressly for use in the Registration Statement, the Basic Prospectus, the Prospectus (or any amendment or supplement thereto), or any Permitted Free Writing Prospectus, it being understood and agreed upon that the only such information furnished by Raymond James consists of the information in the Prospectus as specified in Exhibit E hereto.

(c)	If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either Sections 11(a) or 11(b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 11(c) except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 11(c). If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary or (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for Raymond James, its affiliates, directors and officers and any control persons of Raymond James shall be designated in writing by Raymond James and any such separate firm for the Company, its directors, its officers who signed the Registration Statement and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)	If the indemnification provided for in Sections 11(a) or 11(b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and Raymond James, on the other, from the offering of the Shares or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Raymond James, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and Raymond James, on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Shares and the total underwriting discounts and commissions received by Raymond James in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Shares. The relative fault of the Company, on the one hand, and Raymond James, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by Raymond James, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)	The Company and Raymond James agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 11(d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in Section 11(d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 11, in no event shall Raymond James be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by Raymond James with respect to the offering of the Shares exceeds the amount of any damages that Raymond James has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)	The remedies provided for in this Section 11 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

12. Notices. Except for oral notices pursuant to Section 1(c), all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of communication, and if to Raymond James, shall be sufficient in all respects if delivered to Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attn: John Critchlow, Fax No. (727) 567-8274, and with copy for informational purposes to Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019, Attn: Anna T. Pinedo, Esq., Fax No. (212) 468-7900, and if to the Company, shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at Harvest Natural Resources, Inc., 1177 Enclave Parkway, Suite 300, Houston, Texas 77077 Attn: Stephen C. Haynes, Fax No. (281) 899-5702, and with copy for informational purposes to Fulbright & Jaworski LLP, 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, Attn: Harva R. Dockery, Esq., Fax No. (214) 855-8200.

Notwithstanding the foregoing, Transaction Notices shall be delivered to the Company by facsimile or “pdf.” email format as follows:

To the Company:

Facsimile: (281) 899-5702

Email: shaynes@harvestnr.com

Attn: Stephen C. Haynes

Tel. Confirm: 281-899-5700

To Raymond James of the Acceptance of Transaction Notice:

Facsimile: (727) 567-8773

Email: jeff.fordham@raymondjames.com; rachel.jallick@raymondjames.com

Attn: Jeff Fordham and Rachel Jallick

Tel. Confirm: (727) 567-2559; (727) 567-2435

13. No Fiduciary Relationship. The Company acknowledges and agrees that Raymond James is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, Raymond James is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and Raymond James shall have no responsibility or liability to the Company with respect thereto. Any review by Raymond James of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Raymond James and shall not be on behalf of the Company.

14. Adjustments for Stock Splits. The parties acknowledge and agree that all share related numbers contained in this Agreement and any Transaction Notice shall be adjusted to take into account any stock split effected with respect to the Shares.

15. Raymond James as Market Maker. Raymond James and one or more of its affiliates may make markets in the Common Stock or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of Common Stock or other securities of the Company, at the same time that Raymond James is acting as agent pursuant to this Agreement; provided that Raymond James acknowledges and agrees that any such transactions are not being, and shall not be deemed to have been, undertaken at the request or direction of, or for the account of, the Company, and that the Company has and shall have no control over any decision by Raymond James and its affiliates to enter into any such transactions.

16. Governing Law; Construction. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York, other than rules governing choice of applicable law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

17. Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have nonexclusive jurisdiction over the adjudication of such matters, and the Company consents to the jurisdiction of such courts and personal service with respect thereto. Each of Raymond James and the Company, on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates, waives any right it may have to trial by jury in any action, proceeding or counterclaim, whether based upon contract, tort or otherwise, in any way arising out of or relating to this Agreement. Each of Raymond James and the Company agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon either Raymond James or the Company and may be enforced in any other courts in the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

18. Parties in Interest. The Agreement herein set forth has been and is made solely for the benefit of Raymond James and the Company and to the extent provided in Section 11 hereof the controlling persons, directors and officers referred to in such section, and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from Raymond James) shall acquire or have any right under or by virtue of this Agreement.

19. Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

20. Successors and Assigns. This Agreement shall be binding upon Raymond James and the Company and their successors and assigns and any successor or assign of any substantial portion of the Company’s and Raymond James’s respective businesses and/or assets.

21. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and Raymond James contained in this Agreement or made by or on behalf of the Company or Raymond James pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Shares and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or Raymond James.

22. Certain Defined Terms. For purposes of this Agreement, except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under Act.

23. Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

If the foregoing correctly sets forth the understanding among the Company and Raymond James, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and Raymond James.

Very truly yours,

HARVEST NATURAL RESOURCES, INC

By:	/s/ Stephen C. Haynes
Name:	Stephen C. Haynes
Title:	Vice President and Chief Financial Officer

Accepted and agreed to as of the
date first above written:

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Chip Van Os
Name:	Chip Van Os
Title:	Managing Director

Signature Page to Distribution Agreement

Schedule I

Subsidiaries of the Company

1. Benton Oil and Gas Co of Venezuela

2. Harvest (US) Holdings, Inc.

3. Harvest Offshore China Co

4. HNR Energia B.V.

5. Harvest Natural Resources Malta Ltd.

6. Harvest-Vinccler Dutch Holding B.V.

7. HNR Finance B.V.

8. Harvest Vincler Ltd.

9. Harvest-Vinccler, SCA

10. HNR Global Holding BV

11. HNR International B.V.

12. Harvest Dussafu BV

13. Harvest Budong-Budong BV

14. HNR Colombia BV

15. Harvest Oman, BV

16. Harvest Far East Pte Ltd

17. Harvest Natural Resources, Inc. (UK)

Exhibit A

[Raymond James Letterhead]

                , 201[    ]

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

Attention:

VIA FACSIMILE

TRANSACTION NOTICE

Dear                 :

This Notice sets forth the terms of the agreement of Raymond James & Associates, Inc. (“Raymond James”) with Harvest Natural Resources, Inc., a Delaware corporation (the “Company”) relating the issuance of up to              shares of the Company’s common stock, par value $0.01 per share pursuant to the Distribution Agreement between the Company and Raymond James, dated September 4, 2014 (the “Agreement”). Unless otherwise defined below, capitalized terms defined in the Agreement shall have the same meanings when used herein.

By countersigning or otherwise indicating in writing the Company’s acceptance of this Notice (an “Acceptance”), the Company shall have agreed with Raymond James to engage in the following transaction:

Type of Transaction:	[Agency or Principal Transaction]

Number of Shares to be Sold:

Minimum Price at which Shares may be Sold:

Average Daily Trading Volume[1]:

Date(s) on which Shares may be Sold:
(“Purchase Date”)[2]

Discount/Commission:

Manner in which Shares are to be Sold:	[Specify “at-the-market” or other method]

Floor price:	[Insert if any]

[1]	Determined in accordance with Regulation M.
[2]	See Section 3(b) of the Agreement for determination of Purchase Date.

Option to purchase additional Shares pursuant to Section 3(c) of Agreement:	[Applicable or Not Applicable]

Period for exercise of option to purchase additional shares pursuant to Section 3(c) of the Agreement	__________ days

The Transaction set forth in this Notice will not be binding on the Company or Raymond James unless and until the Company delivers its Acceptance; provided, however, that neither the Company nor Raymond James will be bound by the terms of this Notice unless the Company delivers its Acceptance by             a.m./p.m. (New York time) on [the date hereof/            , 200    ].

The Transaction, if it becomes binding on the parties, shall be subject to all of the representations, warranties, covenants and other terms and conditions of the Agreement, except to the extent amended or modified hereby, all of which are expressly incorporated herein by reference. Each of the representations and warranties set forth in the Agreement shall be deemed to have been made at and as of the date of the Company’s Acceptance and on any Purchase Date and any Closing Date.

If the foregoing conforms to your understanding of our agreement, please so indicate by providing your Acceptance in the manner contemplated by the Agreement.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

By:
Name:
Title:

ACCEPTED as of the date first above written

HARVEST NATURAL RESOURCES, INC.

By:
Name:
Title:

[Note: The Company’s Acceptance may also be evidenced by a separate written acceptance referencing this Notice and delivered in accordance with the Agreement]

Exhibit B

Officers’ Certificate

1.	The representations and warranties of the Company in the Agreement are true and correct in all material respects as of the date hereof as though made on and as of this date;

2.	The Company has performed all obligations and satisfied all conditions on its part to be performed or satisfied pursuant to the Agreement at or prior to the date hereof;

3.	The Company’s Registration Statement on Form S-3 (File No. 333-197345) under the Act is effective; no stop order suspending the effectiveness of such Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission have been complied with; and

4.	Except as otherwise disclosed in writing to Raymond James by the Company, subsequent to the respective dates as of which information is given in the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, as amended or supplemented from time to time, there has not been (i) any material adverse change, or any development involving a prospective material adverse change, in the business, prospects, properties or assets described or referred to in the Registration Statement or Prospectus, or in the results of operations, condition (financial or otherwise), business or operations of the Company and the Subsidiaries, whether or not arising in the ordinary course of business, or (ii) any transaction that is material to the Company or the Subsidiaries, taken as a whole, planned or entered into by the Company or any of the Subsidiaries, or (iii) any obligation, direct or contingent, that is material to the Company and the Subsidiaries, incurred by the Company or the Subsidiaries, except obligations incurred in the ordinary course of business, or (iv) any other material change in the capital stock or outstanding indebtedness of the Company or the Subsidiaries, or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company (other than the Company’s regular quarterly cash dividends); and neither the Company nor the Subsidiaries has any material contingent obligation which is not disclosed in the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus, as amended or supplemented from time to time.

Exhibit C

Permitted Free Writing Prospectus

1.	None.

Exhibit D

Company Wire Transfer Information

ABA/Routing #:	021000021

Swift #:	CHASUS33

Beneficiary Bank:	JPMorgan Chase Bank, New York, NY

Beneficiary Account #:	00113235957

Beneficiary:	Harvest Natural Resources, Inc.

Exhibit E

Information Supplied by Agent

The Company will pay Raymond James a commission equal to 2.5% of the gross sales price of any such shares sold through it as agent, or purchased by it as principal, as set forth in this Agreement. The remaining sales proceeds, after deducting any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal the net proceeds for the sale of the shares. The Company has also agreed to reimburse Raymond James for its out-of-pocket expenses, including up to $110,000 of fees and expenses of counsel through the date of this Agreement, as provided in this Agreement.